Exhibit 5.1

October 18, 2024

Shuttle Pharmaceuticals Holdings, Inc.

401 Professional Drive, Suite 260

Gaithersburg, MD 20879

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Shuttle Pharmaceuticals Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 (File No. 333-282231), as amended, and the prospectus forming a part of the registration statement (the “Prospectus”), under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof, as thereafter amended or supplemented (the “Registration Statement”). The Prospectus relates to the registration of the proposed offering of up to (i) 7,207,207 shares (each a “Share,” collectively referred to as the “Shares”) of common stock of the Company, par value $0.00001 per share (the “Common Stock”) or pre-funded warrants (“Pre-Funded Warrant” and such shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”) in lieu of a Share, with each Pre-Funded Warrant having the right to purchase one share of Common Stock at an exercise price of $0.001 per Share, and (ii) 7,207,207 common warrants (the “Common Warrants” and such shares of Common Stock issuable upon the exercise of the Common Warrants, the “Common Warrant Shares”), with each Common Warrant having the right to purchase one share of Common Stock, in each case using an assumed offering price of $1.11 per share. For each Pre-Funded Warrant the Company sells, the number of Shares offered will be decreased on a one-for-one basis.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that:

1.	The Shares, when issued against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock;

2.	The Pre-Funded Warrants, when issued against payment therefor, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that (i) such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and (ii) the remedies of specific performance and injunctive and other forms of injunctive relief may be subject to equitable defenses;

3.	The Pre-Funded Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, sold, and delivered by the Company pursuant to the exercise of the Pre-Funded Warrants against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock;

4.	The Common Warrants, when issued against payment therefor, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that (i) such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and (ii) the remedies of specific performance and injunctive and other forms of injunctive relief may be subject to equitable defenses; and

Dorsey & Whitney LLP | 51 West 52nd Street | New York, NY | 10019-6119 | T 212.415.9200 | F 212.953.7201 | dorsey.com

5.	The Common Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, sold, and delivered by the Company pursuant to the exercise of the Common Warrants against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and, with respect to the enforceability of the Pre-Funded Warrants and the Common Warrants, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Dorsey & Whitney

DORSEY & WHITNEY LLP

MJP:DM

Dorsey & Whitney LLP | 51 West 52nd Street | New York, NY | 10019-6119 | T 212.415.9200 | F 212.953.7201 | dorsey.com